Louis M. Smith, Jr.
Attorney at Law
4169 Westport Road, Suite 125
Louisville, Kentucky 40207
(502) 744-6093



October 20, 2004


Wilon Resources, Inc.
931 Ashland Terrace
Chattanooga, Tennessee 37415


        RE: Wilon Resources, Inc. - Registration Statement on Form SB-2 (the "Registration Statement")


Dear Ladies and Gentlemen:

     I have acted as counsel to Wilon Resources, Inc., a Tennessee corporation (the "Company"), in connection with the proposed issuance and sale by the Company of 4,000,000 shares of the Company's Common Stock, par value $.001 per share, (the "Company Shares"), pursuant to the Registration Statement. I am an attorney practicing and licensed with the Commonwealth of Kentucky.

     In connection with this opinion letter, I have examined such corporate records, certificates and other documents, as I have considered necessary or appropriate for the purposes of this opinion, including but not limited to the Company's Charter or Articles of Incorporation and bylaws.

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such copies. As to various facts material to this opinion letter, I have relied upon statements and representations of the Company and its officers and other representatives, set forth in certificates delivered to me, without independently verifying the accuracy of the information contained in therein.





Page Two
October 20, 2004
Wilon Resources, Inc.



     Based upon the foregoing and subject to the assumptions stated herein, it is my opinion that Wilon Resources, Inc. was incorporated in the state of Tennessee in October, 1998 pursuant to the Tennessee Business Corporation Act Chapter 887. Additionally, I am of the opinion that Wilon Resources, Inc. has, in its incorporation and continued existence, complied with all applicable provisions of the Tennessee Statutes and Constitution, as well as all judicial decisions interpreting said law. It is further my opinion that, upon issuance and delivery as described in the Registration Statement, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable.

     The opinion herein is also subject to the following exceptions, limitations and qualifications:

     A. This opinion letter is as of the date hereof, and I undertake no obligation, and expressly disclaim any obligation, to advise the Company or any other person or entity of any change in any matter set forth herein.

     B. This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.

     This opinion letter is delivered to the Company solely for use in connection with the Registration Statement and may not be used or relied upon for any other purpose.

     I hereby consent to the use of this opinion letter as an exhibit to the Registration Statement.

Respectfully submitted,


        /s/
______________________
Louis M. Smith, Jr.